Exhibit 10.1

[Five Prime letterhead]

April [__], 2021

[Name]

Re: Certain Payments

Dear [_________],

As you know, Five Prime Therapeutics, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of March 4, 2021 (the “Merger Agreement”), with Amgen Inc. (“Parent”) and Franklin Acquisition Sub, Inc., a wholly owned subsidiary of Parent. All capitalized terms used but not defined in this letter agreement shall have the meanings set forth in the Merger Agreement.

In consideration of your services to the Company, subject to and contingent upon the Effective Time, the Compensation Committee of the Board of Directors of the Company has approved the Gross-Up Payment (defined below) to be made to you on the terms and conditions described in this letter agreement between you and the Company (this “Agreement”). This Agreement and the Gross-Up Payment provided for herein shall replace and supersede any other agreements and promises made to you by the Company, whether written or oral, with respect to the subject matter herein. If the Effective Time does not occur, the Merger Agreement terminates pursuant to its terms or your employment with the Company terminates for any reason prior to the Effective Time, this Agreement will terminate and be of no force or effect and you will not receive a Gross-Up Payment.

Indemnification for Golden Parachute Excise Taxes

If any payment or benefit you would receive in connection with the Merger, including upon a termination of service or in connection with post-Merger services, from the Company, Parent or otherwise (determined by the Company or Parent, as applicable, in its reasonable discretion, without regard to any additional payments pursuant to this Agreement) (the “Payments”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations and guidance thereunder, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay and you shall be entitled to receive an additional payment (which, for this purpose, includes withholding and remittance of taxes by the Company on your behalf) (the “Gross-Up Payment”) in an amount such that, after the timely payment by you of all taxes (including, without limitation, (i) any income or employment taxes, (ii) any interest or penalties imposed with respect to such taxes, and (iii) any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, you shall retain, in addition to the Payments, an amount equal to the Excise Tax. The Company shall pay you any Gross-Up Payment due within sixty (60) days of your receipt of any Payment with respect to which such Gross-Up Payment is due.

Calculation and Payment of the Gross-Up Payment

All determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Golden Parachute Tax Solutions LLP (the “Calculation Firm”) in consultation with counsel for the Company and Parent.

If the initial determination of the Calculation Firmis later determined to be incorrect, the Excise Tax will be redetermined by the Calculation Firm in accordance with relevant Code provisions, and the amount of the Gross-Up Payment payable to you or any Taxing Authority on your behalf will be redetermined by the Calculation Firm. In such event that the Company exhausts its remedies to contest any such underpayment under this Agreement and you are required to make a payment of any Excise Tax, the Company shall pay to you or the relevant Taxing Authority (defined below) on your behalf any resulting underpayment, or you shall return to the Company any resulting overpayment that is paid to you thereafter by any Taxing Authority. Except as hereinafter set forth in the case of a claim made by a Taxing Authority, any determination (or redetermination, if applicable) by the Calculation Firm of the amount of the Gross-Up Payment shall be binding upon the Company and you, and you agree that, absent manifest error, you shall file all tax returns in respect of the relevant tax years consistently with such determination (or redetermination, if applicable).

Certain Assumptions

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to have (a) paid federal income taxes at the highest marginal rate of federal income applicable to you for the calendar year in which the Gross-Up Payment is to be made and (b) paid applicable state and local income taxes at the highest rate of taxation applicable to you for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

If You Are Audited

You are required to notify the Company in writing of any written claim by the Internal Revenue Service (“IRS”) or any state or local taxing authority (together with the IRS, a “Taxing Authority”) that, if successful, would require you to pay an Excise Tax such that your aggregate liability for all Excise Taxes would exceed any Gross-Up Payments previously determined by the Calculation Firm to be due and that were paid to you or to any Taxing Authority on your behalf. Such notification shall be given to the Company as soon as practicable, but in any event no later than ten (10) business days after you are given notice in writing of such claim by the Taxing Authority. You are required to provide the Company a copy of the notice of claim by the Taxing Authority and the date set forth in the claim that the Taxing Authority specifies as the due date for payment of such claim. You may not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such written notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company does not notify you in writing prior to the expiration of such thirty (30) day period that the Company desires to contest such claim, the Company shall, within fifteen (15) business days after the expiration of such thirty (30) day period, pay to you or to any Taxing Authority on your behalf the amount claimed to be due by the Taxing Authority, such that, on an after-tax basis, you are held harmless for any Excise Tax.

If the Company notifies you in writing prior to the expiration of such thirty (30) day period that the Company desires that you contest such claim with the Taxing Authority, you must (a) give the Company any information reasonably requested by the Company relating to such claim, (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, (c) cooperate with the Company in good faith in order effectively to contest such claim and (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate Taxing Authority on behalf of you and direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that the Company shall bear and pay directly all costs and expenses (including additional taxes, interest and penalties and reasonable professional fees) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or any other tax (including interest or penalties thereon) imposed and any such costs and expenses incurred by you as a result of such contest.

For the avoidance of doubt, it is intended that the Gross-Up Payment satisfy the exemption from the application of Section 409A of the Code provided for under Treasury Regulations Section 1.409A-1(b)(4).

The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and will bind any successor to the Company, without regard to whether or not such successor actively assumes any rights or duties hereunder.

Please indicate your agreement to the terms and conditions set forth in this Agreement by executing below.

Sincerely,

Thomas Civik
President and Chief Executive Officer

AGREED TO AND ACCEPTED:

[Name]